Exhibit 99.01
Press Release

www.shire.com

Director/PDMR Shareholding

December 29, 2009 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on December 24, 2009, it was notified by Ms Tatjana May, a Person Discharging Managerial Responsibility, of the exercise, on the same day, of an option over 1,351 Shire ordinary shares of 5p (“Shares”) granted under the Shire Sharesave Scheme, at an exercise price of £6.99.  Ms May retained all the Shares.

Following this transaction, Ms May holds 46,276 Shares. She also holds options over 299,242 Shares and awards of Stock Appreciation Rights, Performance Shares and Restricted Shares over 262,981 Shares.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.